Exhibit 23.2

Crowe U.K. LLP

Chartered Accountants
Member of Crowe Global

St Bride’s House
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London EC4Y 8EH, UK
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Consent Letter

The Board of Directors of Akazoo Limited

FORM F-3 REGISTRATION STATEMENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-3 of our report dated June 7, 2019, relating to the consolidated financial statements of Akazoo Limited for the years ended December 31, 2018, December 31, 2017 and December 31 2016, incorporated by reference into the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Crowe U.K. LLP

Crowe U.K. LLP

London, United Kingdom

17 September, 2019